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                                                                     EXHIBIT 3.3

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          GENENCOR INTERNATIONAL, INC.
            (ORIGINALLY INCORPORATED ON SEPTEMBER 26, 1989 UNDER THE
                       NAME ALLENS CREEK ENTERPRISES INC.)

                FIRST: The name of the corporation is Genencor International, Inc. (hereinafter referred to as the "Corporation").

                SECOND:The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

                THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred and one million one thousand (201,001,000), consisting of two hundred million (200,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"); one million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and one thousand (1,000) shares of Series A Preferred Stock, no par value per share



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(the "Series A Preferred Stock").

                (a) Voting Rights. Each share of Series A Preferred Stock shall have no voting rights except: (i) as required by law, and (ii) with respect to any matter being submitted to a vote of stockholders which would (A) increase or decrease the par value or number of authorized shares of Series A Preferred Stock or (B) change any preferences, powers or rights of Series A Preferred Stock so as to affect them adversely, (iii) to issue prior ranking preferred stock and (iv) to redeem any stock with respect to which the Series A Preferred Stock has a preference.

                (b) Dividend Rights. The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, annual cumulative cash dividends of $7,500 per share, payable quarterly.

                The Series A Preferred Stock shall not be entitled to participate in the profits of the corporation whether by stock dividends or otherwise beyond the rights set forth above nor shall the holders thereof have any preemptive or preferential right to purchase or subscribe to any other issue



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or stock now or hereafter authorized or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any issue now or hereafter authorized.

                (c) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of the Series A Preferred Stock shall be entitled to receive on a pro rata basis, out of the net assets of the corporation, before any of the assets be distributed among or paid to the holders of the Common Stock or the Preferred Stock, par value $.01, the sum of $100,000 per share plus accrued but unpaid dividends.

                After the making of such payments to the holders of the Series A Preferred Stock, the remaining assets of the corporation, if any, shall be distributed among the holders of Common Stock and of Preferred Stock, par value $.01, in accordance with their relative rights.

                (d) Redemption. All or any number of the shares of Series A Preferred Stock may be redeemed, at the option of the corporation, at a price of $100,000.00 per share plus accrued but unpaid dividends to the date of redemption. The



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Board of Directors shall set the number of shares to be redeemed and the redemption date. No stock shall be redeemed under circumstances which would cause the corporation to be in violation of the provisions of the General Corporation Law of the State of Delaware.

                Notice of election to redeem shall be mailed to each holder of record of such stock at its address as it appears on the books of the corporation not fewer than 30 days prior to the date upon which the redemption is to take place. In the event that fewer than all of the outstanding Series A Preferred Stock is to be redeemed, the shares shall be redeemed on a pro rata basis among the then existing shareholders of Series A Preferred Stock.

                B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of



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each such series and any qualifications, limitations or restrictions thereof.
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

                C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred



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Stock).

                FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

                B. The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

                C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                D. Special meetings of stockholders of the Corporation



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        may be called only by the Chairman of the Board or the President or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

                SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the Corporation's first annual meeting of stockholders after the directors are first elected to such classes, the term of office of the second class to expire at the Corporation's second annual meeting of stockholders after the directors are first elected to such classes and the term of office of the third class to expire at the Corporation's third annual meeting of stockholders after the directors are first elected to



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such classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

                B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

                C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.



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                D. Subject to the rights of the holders of any series of
Preferred Stock then outstanding, any directors, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                SEVENTH: The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.



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                EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted



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subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.



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        IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this ___ day of ______, 2000.

                                            GENENCOR INTERNATIONAL, INC.

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



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